SUPPLEMENTAL INDENTURE NUMBER ONE

TO THE

INDENTURE

DATED AS OF AUGUST 24, 2005

AMONG

MORTGAGEIT TRUST 2005-4, AS ISSUER

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS SECURITIES ADMINISTRATOR

AND

DEUTSCHE BANK NATIONAL TRUST COMPANY, AS INDENTURE TRUSTEE

This SUPPLEMENTAL INDENTURE NUMBER ONE (this “Supplemental Indenture”) is made and entered into this 17th day of October 2005, by and among MORTGAGEIT TRUST 2005-4 (the “Issuer”), WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Securities Administrator”) and DEUTSCHE BANK NATIONAL TRUST COMPANY (the “Indenture Trustee”), in connection with the Indenture dated as of August 24, 2005 among the above mentioned parties (the “Indenture”), and the issuance of the Mortgage-Backed Notes, Series 2005-4. This Supplemental Indenture is made pursuant to Section 9.01(a) of the Indenture.

1.         Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

2.         The definition of “Servicing Fee Rate” in Appendix A of the Indenture is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Servicing Fee Rate: With respect to any Mortgage Loan, 0.250% per annum.”

3.         Except as amended above, the Indenture shall continue to be in full force and effect in accordance with its terms.

4.         The prior notice of this Supplemental Indenture required by Section 9.01(a) of the Indenture has been given by the Issuer to each of the Rating Agencies, currently Standard & Poor's, a Division of The Mcgraw-Hill Companies, Inc., and Moody's Investors Service, Inc.

5.         The opinions of counsel required by Section 9.01(a) of the Indenture have been received by the Indenture Trustee and Securities Administrator.

6.	Counterparts.

This Supplemental Indenture may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

7.	Governing Law.

This Supplemental Indenture shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without reference to or giving effect to its rules or principles governing conflicts of laws.

8.	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Supplemental Indenture for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Supplemental Indenture and shall in no way affect the validity or enforceability of the other provisions of this Supplemental Indenture or the Indenture.

9.	Successors and Assigns.

The provisions of this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Noteholders.

10.	Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Issuer, Securities Administrator and the Indenture Trustee, have caused their duly authorized representatives to execute and deliver this Supplemental Indenture as of the date first above written.

MORTGAGEIT TRUST 2005-4, as Issuer

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By: /S/ James P. Lawler

Name: James P. Lawler

Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY,

as Indenture Trustee

By: /S/ Barbara Campbell

Name: Barbara Campbell

Title:	Vice President
By: /S/ Eiko Akiyama

Name: Eiko Akiyama

Title:	Associate

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Securities Administrator

By: /S/ Dawn Hammond

Name: Dawn Hammond

Title:	Vice President